Flex Pharma Reports Third Quarter 2015 Financial Results
Conference Call Scheduled Today at 9:00 a.m. ET

November 4, 2015

Boston, MA - Flex Pharma, Inc. (NASDAQ: FLKS), a biotechnology company that is developing innovative and proprietary treatments for exercise-associated muscle cramps, nocturnal leg cramps, and spasms associated with severe neuromuscular conditions, today reported financial results for the quarter ended September 30, 2015, and provided an update on its clinical development and corporate activities.

“At our Investor Day event on November 10th in New York, we look forward to sharing the progress of both our development efforts and preparations for our consumer launch next year. We are defining the positive impact of Chemical Neuro Stimulation on reducing cramps and spasms in several important settings,” stated Christoph Westphal, M.D., Ph.D., Chairman and Chief Executive Officer of Flex Pharma. “Our recent studies with single agents indicate efficacy in reducing human cramps. On the consumer side, our pre-launch media campaign is gaining momentum in advance of our planned launch in the second quarter 2016.”

Third Quarter and Recent Business Highlights

•	Advanced Scientific and Clinical Efforts

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At the European Committee for Treatment and Research of Multiple Sclerosis (ECTRIMS) in October, the Company presented statistically significant efficacy data of purified, GMP-synthesized single molecules, as well as combinations of two individual molecules, of TRPA1 and TRPV1 agonists, reducing human muscle cramp intensity relative to vehicle control and compared to the Company's original proprietary extract formulation using its established electrically induced model in normal healthy volunteers.

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At the Society for Neuroscience in October, the Company presented data from an exploratory analysis of two concentrations of FLX-787, a GMP-synthesized single agent agonist of TRPA1 and TRPV1, demonstrating a statistically significant increase in the human cramp inhibition effect size at the higher concentration, consistent with potential dose-response efficacy, by utilizing its electrically induced cramp model.

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The Company is on track to report results in the first half of 2016 in the ongoing study for nocturnal leg cramps (NLC) with the Company's original proprietary extract formulation. NLC can cause severe pain, interrupted sleep, reduced quality of life and interference with activities of daily living. More than 40 subjects who experience NLC at least four nights per week have been randomized in this blinded, placebo-controlled, cross-over study.

•	Consumer Product

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The Company continues its pre-launch activity for its consumer product in Boston, Boulder, and Los Angeles, and expects an initial launch in these selected geographic markets in the second quarter of 2016.

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In September, the Company launched a media campaign with the objective to build awareness and educate consumers that the root cause of muscle cramping is the nerve, not the muscle. To date, the Company’s findings and its development of the first scientifically proven formula to treat and prevent muscle cramps have appeared in Outside Magazine, Competitor, Runner’s World, Bicycling, and Running Times, among others. The educational effort and awareness campaign around athletes participating in high intensity sports has included participation in a variety of endurance events, including Leadville Trail 100 MTB, Leadville Trail 100 Run, IRONMAN® Boulder, IRONMAN World Championships presented by GoPro® and IRONMAN Sports Medicine Conference.

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In October, the Company was named an official sponsor of the 2015 IRONMAN® World Championship triathlon presented by GoPro in Kailua-Kona, Hawaii. The Company also signed an exclusive partnership with World Champion triathlete Craig “Crowie” Alexander from Australia around its scientific breakthrough to prevent and treat muscle cramps. Alexander is a three-time IRONMAN World Champion and two-time IRONMAN 70.3 World Champion. He is currently the course record holder for the IRONMAN World Championship. As part of the partnership, Alexander will incorporate Flex Pharma’s proprietary discovery as part of training, racing, and coaching regimens under his Sansego brand.

•	Expanded Management and Directors

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Robert J. Perez, former Chief Executive Officer of Cubist Pharmaceuticals, Inc., joined the Board of Directors. Mr. Perez served as Executive Vice President and Chief Operating Officer (COO) of Cubist from 2007 to 2012 and President and COO from 2012 to 2014.

He joined Cubist in 2003, as Senior Vice President, Sales and Marketing, and led the launch of Cubicin® (daptomycin for injection). Prior to joining Cubist, he served as Vice President of Biogen, Inc.’s CNS Business Unit from 2001 to 2003, where he was responsible for commercial leadership of an $800 million neurology business unit and from 1995 to 2001, held positions of increasing responsibility within the commercial organization.

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Kathie Lindemann was appointed as COO. Prior to joining Flex Pharma, Ms. Lindemann served as COO of DAVIDs TEA Inc. Ms. Lindemann also spent 19 years at Starbucks where she held several leadership roles including Senior Vice President, Starbucks Foodservice, SVP US Business Operations, and SVP International Operations, Store Development and Global Business Systems.

Third Quarter 2015 Financial Results

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Cash Position: Flex Pharma had cash, cash equivalents and marketable securities of $99.2 million as of September 30, 2015 compared to cash and cash equivalents of $106.0 million as of June 30, 2015, a decrease of $6.8 million, which the Company used to fund its operations. Based on its current cash position, the Company expects to have sufficient capital to fund its operations until the middle of 2018.

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R&D Expense: Research and development expense for the three months ended September 30, 2015 was $3.4 million, compared to $0.9 million for the three months ended September 30, 2014. Research and development expense for the third quarter of 2015 primarily included increased costs associated with the Company’s continued clinical studies and research efforts, as well as higher personnel costs and support costs (including salaries and stock-based compensation costs) due to an increased workforce.

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SG&A Expense: Selling, general and administrative expense for the three months ended September 30, 2015 was $4.7 million, compared to $1.1 million for the three months ended September 30, 2014. Selling, general and administrative expense for this period primarily included higher personnel costs (including salaries and stock-based compensation costs) due to an increased workforce, costs related to developing the Company’s consumer brand and cornerstone product, including pre-launch activities, and increased external consulting costs and professional service fees.

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Net Loss: Net loss for the three months ended September 30, 2015 was ($8.2) million, or ($0.53) per share. Included in the loss for the quarter was $1.5 million of stock-based compensation expense. The net loss for the third quarter of 2015 was primarily driven by the Company’s operating expenses related to its research and development efforts, costs associated with the development of the Company’s consumer brand and cornerstone product, and general and administrative costs.

Upcoming Events and Presentations

•	Flex Pharma Investor Day, November 10, 2015 in New York, NY

•	Stifel Healthcare Conference, November 17, 2015 in New York, NY

•	Jefferies Autumn Global Healthcare Conference, November 18-19, 2015 in London, UK

Conference Call and Webcast
The Company will host a conference call and webcast today at 9:00 a.m. ET to provide an update on the Company and discuss third quarter 2015 financial results. To access the conference call, please dial (855) 780-7202 (U.S. and Canada) or (631) 485-4874 (International), Conference ID #69564513, five minutes prior to the start time.
A live webcast may be accessed in the Investors section of the Company’s website at www.flex-pharma.com. Please log on to the Flex Pharma website approximately 15 minutes prior to the scheduled webcast to ensure adequate time for any software downloads that may be required. A replay of the webcast will be available on Flex Pharma’s website for three months.

About Flex Pharma
Flex Pharma, Inc. is a biotechnology company that is developing innovative and proprietary treatments for exercise-associated muscle cramps, nocturnal leg cramps, and spasms associated with severe neuromuscular conditions. In three randomized, blinded, placebo-controlled, cross-over studies, Flex Pharma's proprietary treatment has shown a statistically significant reduction in the intensity of muscle cramps in healthy normal volunteers.

Individuals can follow the Company on twitter (@flexpharma) and the Company's website (http://ir.flex-pharma.com/) to see the latest progress of the Company's pre-launch activities for its consumer product to prevent and treat exercise-associated muscle cramps.

Flex Pharma was founded by National Academy of Sciences members Rod MacKinnon, M.D. (2003 Nobel Laureate), and Bruce Bean, Ph.D., recognized leaders in the fields of ion channels and neurobiology, along with Chairman and Chief Executive Officer Christoph Westphal, M.D., Ph.D.

Forward-Looking Statements
This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: our expectations regarding the identification of a drug product candidate, the design and timing of ongoing and anticipated clinical studies, our expectations regarding the availability of our capital resources, and our plans to develop and commercialize our consumer products. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation: the status, timing, costs, results and interpretation of our clinical studies; the uncertainties inherent in conducting clinical studies; results from our ongoing and planned preclinical development; expectations of our ability to make regulatory filings and obtain and maintain regulatory approvals, our ability to develop and commercialize our consumer product; anticipated positioning and product attributes of our consumer product; results of early clinical studies as indicative of the results of future trials; availability of funding sufficient for our foreseeable and unforeseeable operating expenses and capital expenditure requirements; other matters that could affect the availability or commercial potential of our consumer or drug product candidates; the inherent uncertainties associated with intellectual property; and other factors discussed in greater detail under the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent filings with the Securities and Exchange Commission (SEC). You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

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Contact:
Elizabeth Woo
SVP, Investor Relations & Corporate Communications
Flex Pharma, Inc.
irdept@flex-pharma.com
617-874-1829

- Financial Tables to Follow -

Flex Pharma, Inc.
Unaudited Selected Consolidated Balance Sheet Information
(in thousands)
	September 30, 2015	December 31, 2014
Cash, cash equivalents and marketable securities	$99,159	$33,854
Prepaid expenses and other current assets	1,085	370
Property and equipment, net	256	85
Other assets	262	1,302
Total assets	$100,762	$35,611

Accounts payable and accrued expenses	$2,252	$995
Other liabilities	510	123
Convertible preferred stock	-	41,031
Stockholders’ equity (deficit)	98,000	(6,538)
Total liabilities and stockholders’ equity (deficit)	$100,762	$35,611

Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
	Three Months Ended September 30, 2015	Three Months Ended September 30, 2014	Nine Months Ended September 30, 2015	Period from Inception to September 30, 2014
Operating expenses:
Research and development	$3,445	$909	$9,440	$2,039
Selling, general and administrative	4,722	1,084	11,843	2,240
Total operating expenses	8,167	1,993	21,283	4,279

Loss from operations	(8,167)	(1,993)	(21,283)	(4,279)
Interest income, net	14	7	34	10
Net loss	$(8,153)	$(1,986)	$(21,249)	$(4,269)

Net loss per share–basic and diluted	$(0.53)	$(1.11)	$(1.57)	$(2.63)

Weighted-average number of common shares outstanding (1)	15,290	1,798	13,520	1,622

(1)
As of September 30, 2015, the Company had issued approximately 5.4 million shares of restricted stock that are subject to vesting. Of these shares, approximately 3.0 million shares had vested as of September 30, 2015 and are outstanding for purposes of computing weighted-average shares outstanding. The remaining shares will be included in the weighted average shares outstanding calculation as such shares vest. Approximately 5.5 million shares issued by the Company in its IPO in February of 2015 are considered outstanding for the weighted-average shares calculation at the date of issuance and approximately 7.0 million shares of common stock issued upon conversion of all outstanding shares of preferred stock are included in weighted-average shares outstanding from the date of the closing of the IPO.